Exhibit 5.1

KUTAK ROCK LLP
425 W. Capitol Avenue
Suite 1100
Little Rock, AR 72201

January 17, 2001

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, AR 72762-6999

        Re:     Registration Statement on Form S-4, Registration No. 333-

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as counsel to Tyson Foods, Inc., a Delaware corporation (the "Registrant"), in connection with the proposed registration by the Registrant of $500,000,000 in aggregate principal amount of the Registrant's 6.625% Notes due 2004, $750,000,000 in aggregate principal amount of the Registrant's 7.250% Notes due 2006, and $1,000,000,000 in aggregate principal amount of the Registrant's 8.250% Notes due 2011 (collectively the "New Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-_____) to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The New Notes are to be issued pursuant to the Indenture (as supplemented, the "Indenture"), dated as of June 1, 1995, as modified by those certain Supplemental Indentures, dated as of October 2, 2001, between the Registrant and The Chase Manhattan Bank, as trustee. The New Notes are to be issued in exchange for and in replacement of the Registrant's outstanding $500,000,000 in aggregate principal amount of 6.625% Notes due 2004, $750,000,000 in aggregate principal amount of 7.250% Notes due 2006, and $1,000,000,000 in aggregate principal amount of 8.250% Notes due 2011 (collectively the "Outstanding Notes").

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation and Second Amended and Restated By-Laws of the Registrant, (ii) minutes and records of the corporate proceedings of the Registrant with respect to the issuance of the Outstanding Notes and New Notes, (iii) the Indenture, (iv) the Exchange and Registration Rights Agreement, dated as of September 27, 2001, among the Registrant and the initial purchasers named therein, and (vi) the Registration Statement.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrant and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrant. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the corporate laws of the State of Delaware and the Delaware case law decided thereunder and the federal laws of the United States of America.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes are duly authorized, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

        We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the Unites States be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kutak Rock LLP